Exhibit 99.1
DATE: February 13, 2009
FROM:
Broadview Institute, Inc.
8089 Globe Drive
Woodbury, MN 55125
Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010
FOR IMMEDIATE RELEASE
Broadview Institute, Inc. Announces 3rd Quarter Results
MINNEAPOLIS, February 13 — Broadview Institute, Inc. (OTC Bulletin Board — BVII) today reported revenues from continuing operations for the third quarter ended December 31, 2008 of $3,340,080 versus $2,986,682 reported for the same period last year. The Company posted net income from continuing operations of $35,132, or $0.00 per basic and diluted common share, versus net income from continuing operations of $635,126, or $0.08 per basic and $0.07 per diluted common share, for the same period last year.
Revenues for the nine months ended December 31, 2008 totaled $8,852,616 versus $7,700,445 for the same period last year. Net income from continuing operations for the nine months ended December 31, 2008 totaled $126,741 or $0.01 per basic and diluted common share, as compared to $1,144,324, or $0.14 per basic and $0.13 per diluted common share for the same period in the previous year.
“Our earnings for the quarter were lower than expected due to lower-than-projected enrollment numbers for the academic quarter ended December 31, 2008,” said Terry Myhre, the Company’s Chairman. “The main factors affecting enrollments were an unforeseen delay in our accrediting body’s approval process for our new Orem campus, which hindered our recruiting efforts for the new campus, as well as unexpected management turnover at the campuses.
“Despite these influences, we still were profitable for both the three and nine months ended December 31, 2008. We have revamped our management team at the campuses and expect greater profitability in the fourth quarter with stable management in place and projected increased enrollments across all three of our campuses,” Myhre continued. “We are focused on growing our existing campuses over the coming quarters.”

Condensed Consolidated Statements of Operations Data

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES	$3,340,080	$2,986,682	$8,852,616	$7,700,445

OPERATING EXPENSES
Educational services and facilities	2,417,946	1,811,870	6,379,706	5,058,249
Selling, general and administrative expenses	852,895	556,845	2,330,565	1,542,603

TOTAL OPERATING EXPENSES	3,270,841	2,368,715	8,710,271	6,600,852

OPERATING INCOME	69,239	617,967	142,345	1,099,593

OTHER INCOME	9,617	17,159	32,397	44,731

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	78,856	635,126	174,742	1,144,324

INCOME TAX EXPENSE	43,724	—	48,001	—

INCOME FROM CONTINUING OPERATIONS	35,132	635,126	126,741	1,144,324

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—	(5,493)	—	27,975

NET INCOME	$35,132	$629,633	$126,741	$1,172,299

BASIC NET INCOME PER SHARE	$—	$0.08	$0.01	$0.14

DILUTED NET INCOME PER SHARE	$—	$0.07	$0.01	$0.13

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2008	2008
Current Assets	$2,435,038	$3,302,272
Total Assets	5,771,601	5,754,635
Current Liabilities	401,718	575,161
Total Liabilities	608,973	705,898
Stockholders’ Equity	5,162,628	5,048,737

ABOUT BROADVIEW INSTITUTE
Broadview Institute, Inc. offers private career-focused post-secondary education services through its wholly-owned subsidiary, C Square Educational Enterprises (d/b/a Utah Career College). Utah Career College has campuses located in West Jordan, Utah, Layton, Utah, and Orem, Utah, and is accredited by the Accrediting Commission for Career Schools and Colleges of Technology (ACCSCT) to award diplomas and Associate in Applied Science and Bachelor of Science degrees for multiple business and healthcare careers.
The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	Kenneth J. McCarthy
Chief Financial Officer
(651) 332-8010 (phone)
kmccarthy@globeuniversity.edu
Cautionary Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Broadview Institute’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Broadview Institute at (651) 332-8010.
All information in this release is as of February 13, 2009. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.